Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
WILD OATS MARKETS, INC.
at
$18.50 Net Per Share
by
WFMI Merger Co.
a wholly-owned subsidiary of
Whole Foods Market, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 27, 2007, UNLESS THE OFFER IS EXTENDED.

February 27, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by WFMI Merger Co., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Whole Foods Market, Inc., a Texas corporation (“WFM”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, “Shares”), of Wild Oats Markets, Inc., a Delaware corporation (“Wild Oats”), at a price of $18.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 27, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (collectively, as each may be amended or supplemented from time to time, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition, but the Offer is subject to certain other conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares (including the Shares subject to the Tender Agreement (as defined on the cover page of the Offer to Purchase)) which, together with the number of shares, if any,  then beneficially owned by WFM, Purchaser and any subsidiary or affiliate of WFM or Purchaser, taken as a whole, constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding together with all Shares (if any) which Wild Oats would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then exercisable, other than potential dilution attributable to the preferred stock purchase rights associated with the Shares on the date Shares are accepted for payment (the “Minimum Tender Condition”)), and (b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

Enclosed herewith are the following documents:

1.     Offer to Purchase, dated February 27, 2007;

2.     Letter of Transmittal to be used by stockholders of Wild Oats in accepting the Offer and tendering Shares;

3.     Notice of Guaranteed Delivery;

4.     Guidelines for Certification of Taxpayer Identification Number on Form W-9;

5.     A letter to stockholders of Wild Oats from the President and Chief Executive Officer of Wild Oats, accompanied by Wild Oats’ Solicitation/Recommendation Statement on Schedule 14D-9;

6.     A printed form of a letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7.     A return envelope addressed to the Depositary (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated February 21, 2007 (the “Merger Agreement”), among Purchaser, Wild Oats and WFM, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Wild Oats, with Wild Oats as the surviving corporation (the “Merger”) and each issued and outstanding Share (other than Shares held in the treasury of Wild Oats, owned by WFM, Purchaser or any wholly-owned subsidiary of WFM or Wild Oats, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, payable upon the surrender of the certificate formerly representing such Share.

The Wild Oats board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of the holders of Shares. The Wild Oats board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to Computershare Trust Company, N.A. (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. An envelope in which to return your instructions to us is enclosed.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither WFM nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Dealer Manager and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, March 27, 2007, unless the Offer is extended.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,
Georgeson Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF WFM, PURCHASER, WILD OATS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY  10004
Banks and Brokers call: (212) 440-9800
All other Call Toll-Free: (866) 313-2357